Exhibit (a)(1)(d)

OFFER TO PURCHASE FOR CASH
Any and All of the Outstanding Shares of Common Stock
(not already owned by Hypo Real Estate Capital Corporation and its affiliates)
of
QUADRA REALTY TRUST, INC.
at
$10.6506 Net Per Share
by
HRECC SUB INC.
a Wholly-Owned Subsidiary
of
HYPO REAL ESTATE CAPITAL CORPORATION
a Wholly-Owned Subsidiary
of
HYPO REAL ESTATE BANK INTERNATIONAL AG
a Wholly-Owned Subsidiary
of
HYPO REAL ESTATE HOLDING AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON WEDNESDAY, MARCH 12, 2008, UNLESS THE OFFER IS EXTENDED BY HRECC SUB INC.

February 13, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by HRECC Sub Inc., a Maryland corporation (“Purchaser”) and a wholly-owned subsidiary of Hypo Real Estate Capital Corporation, a Delaware Corporation (“Parent”), to act as Dealer Manager in connection with Purchaser’s offer to purchase any and all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Quadra Realty Trust, Inc., a Maryland corporation (the “Company”), not already owned by Parent and its affiliates, at a price of $10.6506 per Share in cash (without interest and less applicable withholding taxes), less the amount of any dividends declared and paid (other than the $0.3494 dividend described below) with respect to the Shares on or between February 13, 2008 (the date of the Offer) and the Acceptance Date (as defined in “The Tender Offer — Section 1. Terms of the Offer; Expiration Date” in the Offer to Purchase), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 13, 2008, and in the related Letter of Transmittal (which Letter of Transmittal together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”). In connection with the Offer, the Company declared a $0.3494 per Share dividend payable to stockholders of the Company who hold Shares at the close of business on the last trading day immediately preceding the Acceptance Date. Such dividend will not be paid if the Offer is not closed. The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Offer price as described above.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase, dated February 13, 2008.

2. The Letter of Transmittal to be used by holders of Shares to tender Shares in the Offer. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase).

4. A letter to stockholders of the Company from the chairman of the special committee of the board of directors of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

5. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute IRS Form W-9.

7. A return envelope addressed to the Depositary (as defined below).

We urge you to contact your clients as promptly as possible.

Please note the following:

1. The Offer price is $10.6506 per Share in cash (without interest and less applicable withholding taxes), less the amount of any dividends declared and paid (other than the $0.3494 dividend described below) with respect to the Shares on or between the date of the Offer and the Acceptance Date.

2. In connection with the Offer, the Company declared a $0.3494 per Share dividend payable to stockholders of the Company who hold Shares at the close of business on the last trading day immediately preceding the Acceptance Date. Such dividend will not be paid if the Offer is not closed.

3. Other than the $0.3494 dividend described above, any dividends declared and paid with respect to the Shares on or between February 13, 2008 (the date of the Offer) and the Acceptance Date will result in a dollar-for-dollar reduction in the $10.6506 per Share Offer price. The Company expects to declare and pay a dividend immediately prior to the Acceptance Date to the extent of the Company’s taxable income for the period beginning January 1, 2008 and ending on the date immediately preceding the Acceptance Date. Such dividend will reduce the Offer price as described above.

4. The Offer is being made for all outstanding Shares not already owned by Parent and its affiliates.

5. The board of directors of the Company (exclusive of members who are employees of Parent or its affiliates other than the Company), upon the unanimous recommendation of its special committee of independent directors, has unanimously determined that the Agreement and Plan of Merger, dated as of January 28, 2008 (the “Merger Agreement”), by and among Parent, Purchaser and the Company, and the transactions contemplated thereby, including the Offer and, following the consummation of the Offer, the merger of Purchaser with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of Parent, are advisable, fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates), and recommends that the Company’s stockholders accept the Offer, tender their Shares in response to the Offer, and, if a vote is required under Maryland law, vote for the consummation of the Merger.

6. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, March 12, 2008, unless the Offer is extended by Purchaser.

7. The Offer is conditioned upon, among other things, at least 55% of the outstanding Shares on a fully diluted basis (not including any shares held by Parent and its affiliates) on the Expiration Date being validly tendered and not properly withdrawn in the Offer as of the date the Shares are accepted for payment pursuant to the Offer. The Offer is also subject to the other conditions described in the Offer to Purchase.

8. Tendering holders of Shares whose Shares are registered in their own name and who tender directly to American Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is available or unless the required tax identification information is provided.

9. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) with respect to such Shares into the Depositary’s account at The Depository Trust Company), (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering holders of Shares may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest on the purchase price of the tendered Shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

In order to take advantage of the Offer, certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Any Holder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following the procedures for guaranteed delivery set forth in the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase). Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you have any inquiries with respect to the Offer you can contact Georgeson Inc., the Information Agent for the Offer, at 199 Water Street, 26th Floor, New York, NY 10038. Banks and brokers can call collect at (212) 440-9800. Others can call toll-free at (866) 873-6981.

Requests for additional copies of the enclosed materials may also be directed to the Information Agent at the above address and telephone numbers.

Very truly yours,

J.P. Morgan Securities Inc.

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, the Dealer Manager, the Information Agent, the Depositary, or any affiliate of any of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.

The Offer is not being made to (nor will tenders of Shares be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

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